Exhibit 99.1

For Release 9:00 AM Eastern Daylight Time, Monday, March 12, 2012

CUMULUS MEDIA INC.

Cumulus Reports Fourth Quarter and Full Year 2011 Results

ATLANTA, GA – March 12, 2012: Cumulus Media Inc. (NASDAQ: CMLS) (the “Company,” “we,” “us,” or “our”) today reported financial results for the quarter and year ended December 31, 2011.

Lew Dickey, Chairman & CEO stated, “The integration of Citadel into Cumulus is ahead of schedule as we have achieved 100% of our stated run-rate synergies in the first 100 days. With this large and transformative acquisition, we have built a true platform company with multiple organic growth drivers, including compelling new content, that will enable us to generate significant free cash to rapidly de-lever our balance sheet.”

Financial highlights are as follows (in thousands, except per share data and percentages) (footnotes follow):

	Quarter Ended December 31,		% Change	Year Ended December 31,		% Change
Pro Forma (1)	2011	2010		2011	2010
Net revenues	$290,205	$307,330	-5.6%	$1,141,514	$1,180,574	-3.3%
Adjusted EBITDA (2) (3)	$96,462	$96,825	-0.4%	$376,600	$397,020	-5.1%

Free cash flow (4)	$38,904	$46,786	-16.8%	$168,845	$198,487	-14.9%

	Quarter Ended December 31,			Year Ended December 31,
As Reported	2011	2010		2011	2010
Net revenues	$290,205	$69,781		$549,544	$263,333
Adjusted EBITDA (2) (5)	$86,195	$27,544		$131,167	$87,458
Net (loss) income (5)	$(13,138)	$7,511		$63,860	$29,402

(Loss) income per common share:
Basic (loss) income per common share	$(0.14)	$0.18		$0.48	$0.70
Diluted (loss) income per common share	$(0.14)	$0.17		$0.46	$0.69

Free cash flow (4)	$28,637	$20,431		$28,942	$57,057

Quarter Ended December 31, 2011 Compared to Quarter Ended December 31, 2010

Operations exclusive of the impact of the CMP and Citadel acquisitions:

Net Revenues

Excluding the impact of net revenues as a result of the CMP Acquisition and the Citadel Acquisition (both defined below), net revenues decreased $2.8 million, or 4.0%, to $67.0 million for the three months ended December 31, 2011 from $69.8 million for the three months ended December 31, 2010. This decrease was primarily attributable to reduced political advertising following the 2010 mid-term elections and a decrease in management fee income (which had been earned by us for services provided to CMP prior to the date of the CMP Acquisition), partially offset by increases in core advertising categories, particularly in the automotive and retail categories.

Direct Operating Expenses, Excluding Depreciation, Amortization and LMA Fees

Excluding the impact of direct operating expenses as a result of the CMP Acquisition and the Citadel Acquisition, direct operating expenses for the three months ended December 31, 2011 decreased $2.1 million, or 5.4%, to $36.9 million, from $39.0 million for the three months ended December 31, 2010. This decrease was primarily due to decreases in fixed sales expenses and other operating costs.

Operations including the impact of the CMP and Citadel acquisitions:

Corporate, General and Administrative Expenses, Including Stock-based Compensation Expenses

Corporate, general and administrative expenses, including stock-based compensation expenses, for the three months ended December 31, 2011, increased $24.1 million to $28.8 million, from $4.7 million for the three months ended December 31, 2010. This increase was primarily due to an increase of $10.3 million in one-time costs associated with the Citadel Acquisition, as well as additional personnel costs of $4.8 million related to the acquisitions and increased stock-based compensation expenses of $6.6 million.

Interest Expense, net

Interest expense, net of interest income, for the three months ended December 31, 2011 increased $45.4 million to $52.0 million compared to $6.6 million for the three months ended December 31, 2010. Interest expense associated with outstanding debt increased by $42.6 million to $49.1 million as compared to $6.5 million in the prior year period. Interest expense increased due to a higher average amount of indebtedness outstanding as a result of the Global Refinancing (defined below) that occurred to facilitate the completion of the CMP Acquisition and the Citadel Acquisition in the third quarter of 2011.

Capital Expenditures

Capital expenditures for the three months ended December 31, 2011 totaled $3.8 million, of which $1.1 million related to post-acquisition integration projects, and the remainder represented routine capital expenditures. Capital expenditures during the three months ended December 31, 2010 were $0.3 million.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Operations exclusive of the impact of the CMP and Citadel acquisitions:

Net Revenues

Excluding the impact of net revenues as a result of the CMP Acquisition and the Citadel Acquisition, net revenues decreased $2.1 million, or 0.8%, to $261.2 million compared to $263.3 million for the year ended December 31, 2010. This decrease was primarily attributable to reduced political advertising following the 2010 mid-term elections and a decrease in management fee income (which had been earned by us for services provided to CMP prior to the date of the CMP Acquisition) partially offset by increases in core advertising categories, particularly in the automotive and retail sectors.

Direct Operating Expenses, Excluding Depreciation, Amortization and LMA Fees

Excluding the impact of direct operating expenses as a result of the CMP Acquisition and the Citadel Acquisition, direct operating expenses, excluding depreciation and amortization, for the year ended December 31, 2011 decreased $7.9 million, or 4.9%, to $151.9 million, compared to $159.8 million for the year ended December 31, 2010. This decrease was primarily due to reductions in fixed sales expenses and other operating costs.

Operations including the impact of the CMP and Citadel acquisitions:

Corporate, General and Administrative Expenses, Including Stock-based Compensation Expense

Corporate, general and administrative expenses, including stock-based compensation expenses, for the year ended December 31, 2011, increased $72.3 million to $90.8 million, compared to $18.5 million for the year ended December 31, 2010. This increase was primarily comprised of $54.0 million in one-time costs associated with the CMP Acquisition and the Citadel Acquisition, additional personnel costs of $6.1 million as a result of the acquisitions, an increase in stock-based compensation expenses of $8.3 million and increases in other corporate expense items.

Interest Expense, net

Interest expense, net of interest income, for the year ended December 31, 2011 increased $56.7 million to $87.0 million compared to $30.3 million for the year ended December 31, 2010. Interest expense associated with outstanding debt increased by $57.8 million to $83.8 million as compared to $26.0 million in the prior year period. Interest expense increased due to a higher average amount of indebtedness outstanding as a result of the Global Refinancing in the third quarter of 2011.

Capital Expenditures

Capital expenditures for the year ended December 31, 2011 totaled $6.7 million, of which $2.0 million represented acquisition-related infrastructure projects intended to accommodate the consolidated company post merger, and the remainder represented routine capital expenditures. Capital expenditures for the year ended December 31, 2010 were $1.8 million.

Acquisition of Cumulus Media Partners, LLC

On August 1, 2011, we completed the previously announced acquisition of the remaining 75.0% of the equity interests of Cumulus Media Partners, LLC (“CMP”) that we did not already own (the “CMP Acquisition”). In connection with this acquisition, we issued 9.9 million shares of our common stock to affiliates of the three private equity firms that had collectively owned 75.0% of CMP — Bain Capital Partners, LLC (“Bain”), The Blackstone Group L.P. (“Blackstone”) and Thomas H. Lee Partners, L.P. (“THL”). Blackstone received 3.3 million shares of our Class A common stock and, in accordance with Federal Communications Commission broadcast ownership rules, Bain and THL each received 3.3 million shares of a class of our common stock, which has been converted to our Class B non-voting common stock. We have owned the remaining 25.0% of CMP’s equity interests since we, together with Bain, Blackstone and THL, formed CMP in 2005. Pursuant to a management agreement, we had been operating CMP’s business since 2006. This management agreement was terminated in connection with the completion of the CMP Acquisition. Also in connection with the CMP Acquisition, outstanding warrants to purchase shares of common stock of a subsidiary of CMP were amended to instead become exercisable for up to 8.3 million shares of our common stock.

Acquisition of Citadel Broadcasting Corporation

On September 16, 2011, we completed the previously announced acquisition of Citadel Broadcasting Corporation (“Citadel”) (the “Citadel Acquisition”). We paid approximately $1.4 billion in cash and issued approximately 23.6 million shares of our Class A common stock, including 0.9 million restricted shares, and warrants to purchase approximately 47.6 million shares of our common stock to Citadel securityholders in connection with the Citadel Acquisition.

In connection with the closing of the Citadel Acquisition, we repaid certain of our outstanding indebtedness, as well as that of certain of our wholly-owned subsidiaries and of Citadel, in the aggregate amount of approximately $1.4 billion. This refinancing, and the cash portion of the purchase price paid in the Citadel Acquisition, were funded with (i) $1.325 billion in borrowings under a new first lien term loan, $200.0 million in borrowings under a new first lien revolving credit facility and $790.0 million in borrowings under a new second lien term loan, and (ii) proceeds from the sale of $475.0 million of our common stock, preferred stock and warrants to purchase common stock to certain investors in a private placement exempt from the registration requirements under the Securities Act of 1933. The $610.0 million of 7.75% senior notes due 2019 issued by us in May 2011 remain outstanding.

Also on September 16, 2011 and in connection with the Citadel Acquisition, the Company issued and sold 51.8 million shares of Class A common stock and warrants to purchase 7.8 million shares of Class A common stock to Crestview, 125,000 shares of Series A preferred stock to Macquarie, and 4.7 million shares of Class A common stock and immediately exercisable warrants to purchase 24.1 million shares of Class A common stock to UBS and certain other entities.

Earnings Call Information

Cumulus Media Inc. will host a teleconference today at 11:00 AM EST to discuss fourth quarter results. The conference call dial-in number for domestic callers is 877-830-7699. International callers should dial 660-422-3366 for conference call access. Please call five to ten minutes in advance to ensure that you are connected prior to the presentation. The call also may be accessed via webcast at www.cumulus.com.

Following completion of the call, a replay can be accessed until 11:59 PM EST, April 11, 2012. Domestic callers can access the replay by dialing 855-859-2056, replay code 56164636#. International callers should dial 404-537-3406 for conference replay access.

About Cumulus Media Inc.

Cumulus Media Inc. is the largest pure-play radio broadcast company in the United States based on station count, controlling approximately 570 radio stations in 120 U.S. media markets. The Company’s headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com. Cumulus shares are traded on NASDAQ under the symbol CMLS.

For further information, please contact:

Cumulus Media Inc.

J.P. Hannan

Senior Vice President, Treasurer, & Chief Financial Officer

404-260-6600

jp.hannan@cumulus.com

Footnotes to Financial Highlights Table

The following are footnotes to the Financial Highlights table:

(1)	References to “pro forma” in this press release give effect to the completion of the acquisitions by the Company of each of CMP and Citadel and include the results of operations for each of the Company, CMP and Citadel for all periods presented. For additional information about the pro forma financial information presented herein, including the material assumptions related thereto, see “Supplemental Pro Forma Financial Information.”
(2)	Adjusted EBITDA is not a financial measure calculated or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). For additional information, see “Non-GAAP Financial Measures and Definitions” and “Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures.”
(3)	Excludes acquisition-related costs of $10.3 million for the three months ended December 31, 2011 and $104.2 million for the twelve months ended December 31, 2011, including $20.0 million incurred by Citadel due to the acceleration of vesting of certain outstanding equity awards in connection with our acquisition of Citadel.
(4)	Free Cash Flow is not a financial measure calculated or presented in accordance with GAAP. For additional information, see “Non-GAAP Financial Measures and Definitions” and “Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures.”
(5)	Includes acquisition-related costs of $10.3 million and $54.0 million for the three and twelve months ended December 31, 2011, respectively.

Non-GAAP Financial Measures and Definitions

The Company utilizes certain financial measures that are not prepared or calculated in accordance with GAAP to assess its financial performance and profitability. The non-GAAP financial measures used in this release are Adjusted EBITDA and free cash flow. Please see the attached tables for a quantitative reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Adjusted EBITDA

We define Adjusted EBITDA as operating income before LMA fees, depreciation and amortization, non-cash stock-based compensation expense, gain or loss on exchange of assets or stations and any realized gain or loss on derivative instruments or impairment of intangible assets and goodwill.

Adjusted EBITDA is the financial metric utilized by management to analyze the cash flow generated by the Company’s business. This measure isolates the amount of income generated by its radio stations after the incurrence of corporate general and administrative expenses. Management also uses this measure to determine the contribution of the Company’s radio station portfolio, including the corporate resources employed to manage the portfolio, to the funding of its other operating expenses and to the funding of debt service and acquisitions. In addition, Adjusted EBITDA is a key metric for purposes of calculating and determining our compliance with certain covenants contained in our first lien credit facility.

In deriving this measure, management excludes depreciation, amortization and non-cash stock-based compensation expense from the measure, as these do not represent cash payments for activities related to the operation of the radio stations. In addition, we also exclude LMA fees from our calculation of Adjusted EBITDA, even though such fees require a cash settlement, because they are excluded from the definition of Adjusted EBITDA contained in our first lien credit facility. Management excludes any gain or loss on the exchange of radio stations as it does not represent a cash transaction. Management also excludes any realized gain or loss on derivative instruments as it does not represent a cash transaction nor is it associated with radio station operations. Management excludes impairment of goodwill and intangible assets as it does not require a cash outlay. Management believes that Adjusted EBITDA, although not a measure that is calculated in accordance with GAAP, nevertheless is commonly employed by the investment community as a measure for determining the market value of a radio company. Management has also observed that Adjusted EBITDA is routinely employed to evaluate and negotiate the potential purchase price for radio broadcasting companies, and is a key metric for purposes of calculating and determining compliance with certain covenants in our first lien credit facility. Given the relevance to the overall value of the Company, management believes that investors consider the metric to be extremely useful.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.

A quantitative reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, is provided under “Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures” below.

Free Cash Flow

Free cash flow is also utilized by management to analyze the cash generated by our business. Free cash flow measures the amount of income generated each period that could be used to fund acquisitions or other growth opportunities or for reinvestment in the business, after funding station and corporate, general and administrative expenses (excluding transaction costs), debt service, income taxes, and capital expenditures.

We define free cash flow as operating income before non-cash stock-based compensation expense, depreciation and amortization, gain or loss on the exchange of assets or stations, and any realized gain or loss on derivative instruments or impairment of intangible assets and goodwill, net of interest expense (excluding any non-cash charges or credits for changes in values of swaps, amortization of swap arrangements and amortization of debt issuance costs), income taxes paid and capital expenditures.

Management excludes depreciation and amortization, any gain or loss on the exchange of assets or radio stations, any realized gain or loss on derivative instruments or impairment of intangible assets and goodwill and other non-cash expenses, including stock-based compensation, as they do not represent cash transactions. Management deducts payments for debt service, income taxes and capital expenditures since these represent amounts that are consistently necessary for the continuing operations of the Company in order to arrive at free cash flow available for growth opportunities or reinvestment in the Company’s business.

Management believes that free cash flow, although not a measure that is prepared or calculated in accordance with GAAP, is commonly employed by the investment community to evaluate a company’s ability to pay down debt, pay dividends, repurchase stock and/or facilitate the further growth of a company through acquisition or internal development. Management further believes that free cash flow is also utilized by investors as a measure in determining the market value of a radio company.

Free cash flow should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP. In addition, because free cash flow is not calculated or presented in accordance with GAAP, it may not be calculated or presented comparably to similarly titled measures used by other companies, and thus comparability may be limited. A quantitative reconciliation of free cash flow to net income calculated in accordance with GAAP is provided under “Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures” below.

Forward-Looking Statements

Certain statements in this release may constitute “forward-looking” statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such statements are statements other than historical fact, and relate to our intent, belief or current expectations primarily with respect to our future operating, financial and strategic performance. Any such forward-looking statements are not guarantees of future performance and may involve risks and uncertainties. Actual results may differ from those contained in or implied by the forward-looking statements as a result of various factors, including, but not limited to, risks and uncertainties relating to the need for additional funds to execute our business strategy, our inability to renew one or more of our broadcast licenses, changes in interest rates, the timing, costs and synergies resulting from the integration of any completed acquisitions, our ability to eliminate certain costs, our ability to manage rapid growth, the popularity of radio as a broadcasting and advertising medium, changing consumer tastes, the impact of general economic conditions in the United States or in specific markets in which we currently do business, industry conditions, including existing competition and future competitive technologies and cancellation, disruptions or postponements of advertising schedules in response to national or world events, our ability to generate revenue from new sources, including technology-based initiatives and other risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2010, our Form 8-K filed on April 25, 2011 and subsequently filed Form 10-Qs. Many of these risks and uncertainties are beyond our control, and the unexpected occurrence or failure to occur of any such events or matters could significantly alter our actual results of operations or financial condition. Cumulus Media Inc. assumes no responsibility to update any forward-looking statement contained in this release as a result of new information, future events or otherwise.

CUMULUS MEDIA INC.

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net revenues	$290,205	$69,781	549,544	$263,333

Operating expenses:
Direct operating expenses (excluding depreciation, amortization and LMA fees)	178,886	38,978	333,471	159,807
Depreciation and amortization	37,212	1,968	52,443	9,098
LMA fees	855	554	2,525	2,054
Corporate, general and administrative expenses (including non-cash stock-based compensation expenses of $3,713, $1,436, $5,855, and $2,451, respectively)	28,837	4,695	90,761	18,519
Gain on exchange of assets or stations	—	—	(15,278)	—
Realized loss on derivative instrument	687	147	3,368	1,957
Impairment of intangible assets and goodwill	—	671	—	671

Total operating expenses	246,477	47,013	467,290	192,106

Operating income	43,728	22,768	82,254	71,227

Non-operating (expense) income:
Interest expense, net	(51,990)	(6,579)	(86,989)	(30,307)
Loss on early extinguishment of debt	—	—	(4,366)	—
Terminated transaction expense	—	(7,847)	—	(7,847)
Other (expense) income, net	(56)	197	31	108
Gain on equity investment in Cumulus Media Partners, LLC	—	—	11,636	—

Total non-operating expense, net	(52,046)	(14,229)	(79,688)	(38,046)

(Loss) income before income taxes	(8,318)	8,539	2,566	33,181
Income tax (expense) benefit	(4,820)	(1,028)	61,294	(3,779)

Net (loss) income	$(13,138)	$7,511	$63,860	$29,402

Basic and diluted (loss) income per common share:
Basic (loss) income per common share	$(0.14)	$0.18	$0.48	$0.70

Diluted (loss) income per common share	$(0.14)	$0.17	$0.46	$0.69

Weighted average basic common shares outstanding	140,945,345	42,026,715	91,128,917	40,341,011

Weighted average diluted common shares outstanding	140,945,345	42,954,882	95,999,504	41,189,161

Supplemental Unaudited Pro Forma Financial Information

The following supplemental unaudited pro forma financial information is based on our historical financial statements and the historical financial statements of each of CMP and Citadel. The following supplemental unaudited pro forma financial information is intended to provide you with information about how each of the CMP Acquisition and the Citadel Acquisition, and our previously disclosed and related refinancing transactions, might have affected our historical consolidated financial statements if such transactions had closed as of January 1, 2010.

Each of the CMP Acquisition and the Citadel Acquisition has been accounted for as a business combination using the acquisition method of accounting and, accordingly, resulted in the recognition of assets acquired and liabilities assumed at fair value. However, as of the date hereof, we have completed only preliminary allocations of fair value to the assets acquired and the liabilities assumed. Final allocations of fair value may differ materially from these preliminary allocations.

In connection with its reorganization pursuant to the Chapter 11 of Title 11 of the U.S. Bankruptcy Code, Citadel adopted fresh-start reporting as of June 1, 2010 (the “Fresh-Start Date”) in accordance with accounting guidance on reorganizations. Citadel’s financial results included herein for the year ended December 31, 2010 include the results of both the “Predecessor” entity prior to the Fresh-Start Date and the “Successor” entity from and after such date. The combined operating results of Citadel including the Successor and Predecessor entities are not necessarily indicative of the results that may be expected for a full fiscal year. Combined financial information for both the Predecessor and Successor entities for the year ended December 31, 2010 is not prepared in accordance with GAAP. However, we believe that the combined financial results are useful to aid in an assessment of ongoing financial and operational performance and trends.

The supplemental unaudited pro forma financial information below is based upon currently available information and estimates and assumptions that we believe are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change, and the estimates and assumptions may not be representative of facts existing at any future date.

The supplemental unaudited pro forma financial information is presented for illustrative and informational purposes only and is not intended to represent or be indicative of what our results of operations would have been had the transactions described above occurred on the date indicated. The supplemental unaudited pro forma financial information should be read in connection with the historical financial statements and related footnotes of each of the Company, CMP and Citadel, and also should not be considered representative of our future results of operations. For additional information, see “Forward-Looking Statements” above, including the risk factors referred to therein.

CUMULUS MEDIA INC.

Pro Forma Condensed Consolidated Statements of Operations

(Dollars in thousands)

(Unaudited)

	Quarter Ended December 31,
					Change		Year Ended December 31,				Change
	2011		2010		$	%	2011		2010		$	%
Net revenues	$290,205		$307,330	(A)	(17,125)	-5.6%	$1,141,514	(A)	$1,180,574	(A)	(39,060)	-3.3%

Operating expenses:
Direct operating expenses (excluding depreciation and amortization and LMA fees)	178,886		183,368		(4,482)	-2.4%	716,942		729,740		(12,798)	-1.8%
Depreciation and amortization	37,212		37,186	(B)	26	N/A	130,284	(B)	147,050	(B)	(16,766)	-11.4%
LMA fees	855		658		197	29.9%	2,525		2,888		(363)	-12.6%
Corporate, general and administrative expenses (including stock-based compensation expenses)	18,570		28,578	(A)	(10,008)	-35.0%	87,301	(A)(C)	57,101	(A)	30,200	52.9%
Loss (gain) on exchange of assets or stations	—		281		(281)	N/A	(14,477)		1,159		(15,636)	N/A
Realized loss on derivative instrument	687		147		540	367.3%	3,368		1,957		1,411	72.1%
Other operating expenses	—		(5)		5	N/A	—		7,210		(7,210)	N/A
Impairment of intangible assets and goodwill	—		671		(671)	N/A	—		671		(671)	N/A

Total operating expenses	236,210	(D)	250,884		(14,674)	-5.8%	925,943	(D)	947,776		(21,833)	-2.3%

Operating income	53,995		56,446		(2,451)	-4.3%	215,571		232,798		(17,227)	-7.4%

Non-operating (expense) income:
Interest expense, net	(51,990)		(52,006	)(E)	16	N/A	(204,917	)(E)	(205,653	)(E)	736	-0.4%
Loss on early extinguishment of debt	—		—		—	N/A	(4,366)		—		(4,366)	N/A
Other (expense) income, net	(56)		3,314		(3,370)	N/A	(1,017)		107		(1,124)	N/A
Terminated transaction expense	—		(7,847)		7,847	N/A	—		(7,847)		7,847	N/A

Total non-operating expense, net	(52,046)		(56,539	)(F)	4,493	7.9%	(210,300	)(G)	(213,393	)(F)(H)	3,093	1.4%

Income (loss) before income taxes	1,949		(93)		2,042	N/A	5,271		19,405		(14,134)	-72.8%
Income tax (expense) benefit	(4,820)		5,274	(I)	(10,094)	N/A	(30,692	)(I)	17,190	(I)	(47,882)	N/A

Net (loss) income	$(2,871)		$5,181		(8,052)	N/A	$(25,421)		$36,595		(62,016)	N/A

Footnotes to Supplemental Unaudited Pro Forma Financial Information

(A)	Termination of the CMP Management Agreement. Prior to the completion of the CMP Acquisition, Cumulus managed CMP’s business pursuant to a management agreement (the “CMP Management Agreement”). Under the terms of the CMP Management Agreement, CMP was required to pay to Cumulus the greater of $4.0 million or 4% of the adjusted EBITDA on an annual basis of certain of CMP’s subsidiaries. Such amounts have been eliminated from net revenues and corporate general and administrative expenses in the accompanying pro forma condensed consolidated statements of operations. For the years ended December 31, 2011 and 2010 and the quarter ended December 31, 2010, $2.3 million, $4.0 million and $1.0 million, respectively, was eliminated.

(B)	Adjustments related to acquisition method of accounting. Depreciation and amortization expense has been adjusted to reflect the effects of the preliminary valuation of property and equipment and definite-lived intangible assets resulting from the application of the acquisition method of accounting to the CMP Acquisition and the Citadel Acquisition.

(C)	Acquisition-related non-cash stock-based compensation expenses. Reflects the elimination of non-cash stock-based compensation expenses of $20.0 million incurred by Citadel during the year ended December 31, 2011 due to the acceleration of vesting of certain outstanding equity awards resulting from the completion of the Citadel Acquisition.

(D)	Acquisition-related costs. Reflects the elimination of non-recurring transaction-related costs incurred by each of Cumulus, CMP and Citadel during the year ended December 31, 2011. Included in Citadel’s historical amounts were transaction-related costs incurred prior to September 16, 2011 in the aggregate amount of $28.4 million, and acquisition-related expenses of $55.8 million incurred by Cumulus and CMP during the year were also eliminated. Costs of $10.3 million related to the Citadel Acquisition were eliminated from total operating expenses for the quarter ended December 31, 2011.

(E)	Interest expense. Reflects outstanding borrowings assuming that the previously announced global refinancing (the “Global Refinancing”) was completed effective as of January 1, 2010. As part of the Global Refinancing, in May 2011, Cumulus issued $610.0 million aggregate principal amount of 7.75% senior notes due 2019, the proceeds of which were used to, among other things, repay amounts outstanding under Cumulus’ then-existing term loan facility. Also, as part of the Global Refinancing and in connection with the completion of the Citadel Acquisition, on September 16, 2011, the Company obtained financing in the amount of $2.9 billion, which was used in part for the repayment of certain outstanding indebtedness of each of Cumulus, CMP and Citadel.

(F)	Extinguishment of Debt. Citadel repaid the principal balance outstanding under its term loan facility with the proceeds from the issuance of its senior notes and borrowings under a new term loan. Pursuant to the terms of its then-existing term loan facility, a prepayment penalty of $38.0 million was incurred; this was netted against the write off of the related unamortized balance of a valuation adjustment on such term loan facility of $17.1 million, which resulted in loss on extinguishment of debt of $21.0 million. This amount was excluded from total non-operating expenses, net, in the accompanying pro forma condensed consolidated statements of operations for the quarter and year ended December 31, 2010.

(G)	Gain on equity investment. Cumulus Media recognized a gain of $11.6 million, representing the adjustment to fair value of its previously held equity interest in CMP at the time of the CMP Acquisition, and this amount has been excluded from the accompanying pro forma condensed consolidated statements of operations for the year ended December 31, 2011.

(H)	Reorganization items. The following, which were a direct result of Citadel’s emergence from bankruptcy pursuant to Chapter 11 of Title 11 of the U.S. Bankruptcy Code, were eliminated from the accompanying pro forma statement of operations for the year ended December 31, 2010:

Gain on extinguishment of debt	$(139,813)
Revaluation of assets and liabilities	(921,801)
Supplemental executive retirement plan	10,510
Professional fees	31,666
Rejected executory contracts	5,361

$(1,014,077)

(I)	Income tax effect of pro forma adjustments. Adjustments to reflect the income tax impacts resulting from the pro forma adjustments to the accompanying pro forma condensed consolidated statements of operations were based on an estimated combined federal and state statutory income tax rate of 38.0%. Included in the year ended December 31, 2011 is also an adjustment to income tax expense in the amount of $77.6 million to reverse the effect of releasing the valuation allowance against the Company’s deferred tax assets at the time of the Citadel Acquisition. In addition, the adjustment for the year ended December 31, 2010 does not include any amount related to the adjustment for the reorganization gain recognized by Citadel (see Note H) since no income tax expense was recognized on this amount in Citadel’s historical financial statements.

Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures

The following tables reconcile net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA on both a pro forma and an as reported basis for the quarter and year ended December 31, 2011 and 2010 (dollars in thousands):

	Quarter Ended December 31,		Year Ended December 31,
Pro Forma	2011	2010	2011	2010
Net (loss) income	$(2,871)	$5,181	$(25,421)	$36,595

Income tax expense (benefit)	4,820	(5,274)	30,692	(17,190)
Non-operating expenses, including net interest expense	52,046	56,539	210,300	213,393
LMA fees	855	658	2,525	2,888
Depreciation and amortization	37,212	37,186	130,284	147,050
Non-cash stock-based compensation expense	3,713	1,436	39,329	10,497
Loss (gain) on exchange of assets or stations	—	281	(14,477)	1,159
Realized loss on derivative instrument	687	147	3,368	1,957
Impairment of intangible assets and goodwill	—	671	—	671

Adjusted EBITDA	$96,462	$96,825	$376,600	$397,020

	Quarter Ended December 31,		Year Ended December 31,
As Reported	2011	2010	2011	2010
Net (loss) income	$(13,138)	$7,511	$63,860	$29,402

Income tax expense (benefit)	4,820	1,028	(61,294)	3,779
Non-operating expenses, including net interest expense	52,046	14,229	79,688	38,046
LMA fees	855	554	2,525	2,054
Depreciation and amortization	37,212	1,968	52,443	9,098
Non-cash stock-based compensation expense	3,713	1,436	5,855	2,451
Gain on exchange of assets or stations	—	—	(15,278)	—
Realized loss on derivative instrument	687	147	3,368	1,957
Impairment of intangible assets and goodwill	—	671	—	671

Adjusted EBITDA	$86,195	$27,544	$131,167	$87,458

The following tables reconcile net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to free cash flow on both a pro forma and an as reported basis for the three and twelve months ended December 31, 2011 and 2010 (dollars in thousands):

	Quarter Ended December 31,		Year Ended December 31,
Pro Forma	2011	2010	2011	2010
Net (loss) income	$(2,871)	$5,181	$(25,421)	$36,595
Add:
Income tax expense (benefit)	4,820	(5,274)	30,692	(17,190)
Non-operating expenses, including net interest expense	52,046	56,539	210,300	213,393
Non-cash expenses, including stock-based compensation expenses	3,713	1,436	39,329	10,497
Depreciation and amortization	37,212	37,186	130,284	147,050
Loss (gain) on exchange of assets or stations	—	281	(14,477)	1,159
Realized loss on derivative instrument	687	147	3,368	1,957
Impairment of intangible assets and goodwill	—	671	—	671

Less:
Interest expense, net of interest income, excluding non-cash charge/credit for change in value of swap arrangements and amortization of debt issuance costs	(51,891)	(48,968)	(192,392)	(193,515)
Income taxes paid	(1,007)	(65)	(6,148)	(324)
Capital expenditures	(3,805)	(348)	(6,690)	(1,806)

Free cash flow	$38,904	$46,786	$168,845	$198,487

	Quarter Ended December 31,		Year Ended December 31,
As Reported	2011	2010	2011	2010
Net (loss) income	$(13,138)	$7,511	$63,860	$29,402
Add:
Income tax expense (benefit)	4,820	1,028	(61,294)	3,779
Non-operating expenses, including net interest expense	52,046	14,229	79,688	38,046
Non-cash expenses, including stock-based compensation expenses	3,713	1,436	5,855	2,451
Depreciation and amortization	37,212	1,968	52,443	9,098
Gain on exchange of assets or stations	—	—	(15,278)	—
Realized loss on derivative instrument	687	147	3,368	1,957
Impairment of intangible assets and goodwill	—	671	—	671

Less:
Interest expense, net of interest income, excluding non-cash charge/credit for change in value of swap arrangements and amortization of debt issuance costs	(51,891)	(6,146)	(86,862)	(26,217)
Income taxes paid	(1,007)	(65)	(6,148)	(324)
Capital expenditures	(3,805)	(348)	(6,690)	(1,806)

Free cash flow	$28,637	$20,431	$28,942	$57,057